Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION OF

CATABASIS PHARMACEUTICALS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Catabasis Pharmaceuticals, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation, pursuant to Section 242 of the General Corporation Law, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation, as amended, (the “Certificate of Incorporation”), and declaring said amendment to be advisable. The resolution setting forth the amendment is as follows:

RESOLVED:	That the Certificate of Incorporation is hereby amended by deleting in its entirety Article FIRST thereof and inserting in lieu thereof the following replacement Article FIRST:

“The name of the Corporation is Astria Therapeutics, Inc.”

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 8th day of September, 2021.

By:	/s/ Jill C. Milne
Jill C. Milne
President and Chief Executive Officer